Exhibit 99.1

Capital One Financial Corporation
Monthly Charge-off and Delinquency Statistics
As of and for the month ended October 31, 2010
(Dollars in millions)

Domestic Card Metrics (1)	October 2010
Net Principal Charge-Offs	$323
Average Loans Held for Investment	$53,295
Annualized Net Charge-Off Rate	7.26%
30+ Day Performing Delinquencies	$2,368
Period-end Loans Held for Investment	$53,178
30+ Day Performing Delinquency Rate	4.45%

Auto Finance Metrics(1)
Net Principal Charge-Offs	$39
Average Loans Held for Investment	$17,682
Annualized Net Charge-Off Rate	2.62%
30+ Day Performing Delinquencies	$1,396
Period-end Loans Held for Investment	$17,700
30+ Day Performing Delinquency Rate	7.89%

International Card Metrics(1)
Net Principal Charge-Offs	$43
Average Loans Held for Investment	$7,425
Annualized Net Charge-Off Rate	6.94%
30+ Day Performing Delinquencies	$440
Period-end Loans Held for Investment	$7,519
30+ Day Performing Delinquency Rate	5.85%

(1)
Period-end Loans Held for Investment and Average Loans Held for Investment include accrued finance charges and fees, net of the estimated uncollectible amount.  We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.